UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

CAPMARK FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.
(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On December 4, 2008, Capmark Financial Group Inc. (the “Company”) accepted the resignation of Mr. William F. Aldinger III from his position as Chairman, President and Chief Executive Officer.  Mr. Aldinger’s resignation was effective immediately and was not the result of any disagreement with the Company.

(c)           On December 4, 2008, the Board of Directors (the “Board”) of the Company appointed Mr. Jay N. Levine as President and Chief Executive Officer of the Company, effective immediately.  Mr. Levine, age 46, formerly was president, chief executive officer and a member of the board of directors of RBS Global Banking & Markets, North America and chief executive officer of RBS Greenwich Capital with responsibility for the company’s institutional business in the United States, positions he had held since 2000.  Previously, Mr. Levine was co-head of the Mortgage and Asset Backed Departments at RBS Greenwich Capital.  Mr. Levine received a bachelor’s degree in economics from the University of California at Davis and the University of Leeds in England.

The terms of Mr. Levine’s employment arrangement have not been determined and are therefore not available at this time.  Pursuant to the instructions to Form 8-K, the Company will file an amendment to this Form 8-K to provide the material terms of Mr. Levine’s employment arrangement when they are determined.

(d)           On December 4, 2008, the Board elected Mr. Levine as a director to fill the vacancy created by Mr. Aldinger’s resignation.  The Board also appointed Mr. Levine to the Risk, Controls and Finance Committee and the Executive Committee.

In addition, the Board appointed Mr. Dennis D. Dammerman to replace Mr. Aldinger as Chairman of the Board.

The Board also appointed Mr. Bradley J. Gross, who was elected to the Board on November 25, 2008, to the Risk, Controls and Finance Committee, the Executive Development and Compensation Committee and the Executive Committee.

(e)

On December 4, 2008, the Company and Mr. Aldinger entered into a Separation Agreement (the “Separation Agreement”).  The Separation Agreement, among other things, provides that the Company will make a separation payment to Mr. Aldinger in an amount, such that, after payment by Mr. Aldinger of all federal, California state and local payroll and income taxes, he shall retain an amount equal to $2,280,000.  The Company will purchase from

Mr. Aldinger and certain of his trusts the 3,000,000 shares of Common Stock of the Company originally purchased by Mr. Aldinger for an aggregate amount equal to $12,720,000.  Mr. Aldinger’s option to purchase 12,000,000 shares of Common Stock of the Company are vested as to 8,000,000 shares of Common Stock and the unvested portion of the option will terminate.  The vested portion of the option will remain exercisable until the first to occur of the following: (i) the tenth anniversary Mr. Aldinger’s option grant date and (ii) the events set forth in Section 3.2(a)(vi) of his Option Agreement (pertaining to the occurrence of a merger or other corporate event.) As a result of his resignation and the entry into the Separation Agreement, Mr. Aldinger’s Letter Agreement with the Company is no longer effective.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference. All capitalized terms not defined in this Form 8-K have the meanings ascribed to them in the Separation Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated December 4, 2008, by and between Capmark Financial Group Inc. and William F. Aldinger III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: December 9, 2008	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated December 4, 2008, by and between Capmark Financial Group Inc. and William F. Aldinger III.